Exhibit 10.16

TERMINATION AGREEMENT

THIS AGREEMENT between YP Corp., a Nevada corporation, f/k/a YP.Net, Inc. (the “Company”), and Advertising Management & Consulting Services, Inc., an Arizona corporation (“AMCS”), is entered into and effective this 12th day of July 2004 (the “Effective Date”).

Background

A.  AMCS and the Company previously entered into an Executive Consulting Agreement, dated September 20th, 2002 (“Consulting Agreement”) that specifies the terms and conditions of AMCS’s provisions to the Company of business development and advertising services, including, specifically, the services of Vice President of Marketing and a director. Under the Consulting Agreement the Company is obligated to make payments to AMCS until September 30, 2007 of approximately $1.9 million dollars. AMCS and AMCS’s officers, directors, shareholders are collectively referred to throughout this Agreement as “AMCS.” In certain cases, the reference to AMCS may refer to an individual officer or director of AMCS.

B.  Company previously granted AMCS and/or its employees shares of its common stock, at $.001 par value per share pursuant to Company’s 2003 Stock Plan, that are subject to transfer restrictions and forfeiture back to Company in the event AMCS ceases providing services to Company (“Restricted Stock”). The shares of Restricted Stock are subject to a vesting schedule whereby the transfer restrictions and forfeiture provisions lapse with respect to a portion of such shares upon the passage of time and/or the achievement of certain corporate objectives. The vesting schedules of the respective allotments of Restricted Stock are set forth in one or more Restricted Stock Agreements between Company and AMCS or individually with AMCS’s employees (“Restricted Stock Agreements”).

C.   AMCS and the Company acknowledge that, at the request of the Board of Directors of Company, Gregory Crane has resigned as an officer and as a director, in all cases, of both Company and its wholly-owned subsidiary, Telco Billing, Inc., effective as of June 9, 2004. Gregory Crane is the President of AMCS and was the person previously designated by both parties to provide the executive officer services of Vice President of Marketing and the services of a Director to the Company under the Consulting Agreement.

D.  AMCS and the Company agree that it is in their respective best interests to terminate the Consulting Agreement.

E.   In consideration of the payments and benefits set forth in this Agreement, AMCS desires to waive any payments and benefits to which it may otherwise be entitled upon the termination of the Consulting Agreement.

Agreement

NOW THEREFORE IT IS MUTUALLY AGREED AS FOLLOWS:

1.  Resignation and Termination.

a.  General. AMCS and the Company acknowledge that, at the request of the Board of Directors of Company, Gregory Crane has resigned as an officer and also as a director, in all cases, of both the Company and its wholly-owned subsidiary, Telco Billing, Inc., effective as of June 9, 2004. The resignation and termination was not due to negligence, malfeasance, theft or embezzlement by Crane or other employees of AMCS while in the employ of the Company.

b.  Termination of Consulting Agreement. As of the Effective Date, the Consulting Agreement is hereby terminated and is of no further force or effect.

c.  Waiver of Severance. AMCS waives any right to severance benefits under the Consulting Agreement in connection with the termination of the Consulting Agreement.

d.  Waiver of Reinstatement. AMCS and its affiliates acknowledge and agree that Company is under no obligation to reinstate, renegotiate or re-execute the Consulting Agreement or the terms thereof or reinstate or employ any of AMCS’s officers, agents or employees, and it hereby waives any rights to recall or reinstatement any past or future wages, bonuses, compensation not specifically provided in this Agreement.

2.  Buy-Out Payments. In complete and full satisfaction and in lieu of all claims for compensation, benefits, severance or related payments from Company or any and all of its affiliates, subsidiaries, corporate parents, agents, officers, shareholders, employees, attorneys, successors, and assigns, and as compensation for the services specified in this Agreement, Company will pay to AMCS an aggregate of $697,010 in periodic payments (“Buy-Out Payments”) as follows:

a.  $10,709 payable at the beginning of each month for 24 months commencing August 1, 2004;

b.  $130,000 upon signing of this Agreement;

c.  $110,000 on October 1, 2004;

d.  $110,000 on the one year anniversary of the signing of this agreement; and

e.  $90,000 no later than October 1, 2005. This payment shall be made upon AMCS’s written request at any time between the July 1, 2005 and the October 1, 2005 payment. Company is obligated to make such early payment so long as it retains 30 days operating capital after making said payment, which is defined as a current ratio of 1 to 1. In any event, this Buy-Out Payment described in this paragraph 2(e) shall be due as of October 1, 2005, regardless of the status of the Company’s working capital.

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Upon the sale of all or substantially all of the assets of the Company and Company’s wholly-owned subsidiary, Telco Billing, Inc., or a change of control as defined by the Securities and Exchange Commission, all the foregoing Buy-Out Payments will be immediately due and payable. These Buy-Out Payments do not reflect any payments already made under the Consulting Agreement up to and including the month of July, 2004, which must be current at the time of the execution of this separation agreement and by the execution of this Agreement all sums paid to AMCS are confirmed as earned in full.

3.  Default.

a.  If the Company fails to make any payment to AMCS hereunder when due and the nonpayment lasts more than 10 days AMCS shall send written notice of default by registered U.S. mail to the Company at the address herein with a 20 day grace period for the Company to cure. If the amount remains uncured at the end of that period the Company would be in default under this agreement.

b.  A filing under the Bankruptcy Statutes or the appointment of a receiver for a substantial portion of the Company’s and its subsidiary’s assets would be a default under this Agreement.

c.  After the second occurrence of the Company’s failure to make a Buy-Out Payment when due, after the grace period and opportunity to cure as provided in Section 3(a) above, the delinquent Buy-Out Payment will be subject to a 5% penalty fee. If at any time the Company fails to cure a default, this shall cause all Buy-Out Payments due under this Agreement to be immediately due and payable together with a penalty of 5% on the entire balance or $24,000, whichever is greater. From that point forward, the balance shall accrue default interest at the default rate of 10% per annum until paid in full.

4.  Retention of Restricted Stock. Except as otherwise provided in this Agreement, the Restricted Stock Agreements remain in full force and effect. AMCS and its employees will be permitted to receive and retain the shares of Restricted Stock as authorized by the Board of Directors and reflected in the minutes of the Company, and such shares will continue to vest in accordance with the vesting schedule set forth in the Restricted Stock Agreements.

5.  Transition and Consultation. From the Effective Date and during the period in which the Company is paying AMCS the Buy-Out Payments, and without any additional consideration not provided for herein, AMCS will comply with all reasonable requests made by Company to facilitate an orderly and successful transition of the duties and services previously fulfilled and provided by AMCS. Additionally, during such period, and without any additional consideration not provided for herein, AMCS will make available to Company, any specific AMCS officer, director, consultant, or employee, requested by Company, as well as AMCS’s collective expertise and experience for the benefit of Company either at the Company’s facilities or elsewhere and will cause such officers, directors, consultants, or employees requested by Company to cooperate with Company in good faith to facilitate an orderly and successful transition of the duties previously fulfilled and provided by AMCS. (“Consultation Obligation”). The failure of AMCS to produce or make physically available an officer, director, consultant or employee of AMCS due to physical impossibility or the death or physical incapacity of such individual will not be deemed a breach or violation of this Section 5 or Agreement. Gregory Crane and at least one assistant, who shall initially be Joseph Johnson (but who may be replaced by Gregory Crane at his discretion) will remain a director(s) or consultant(s) of AMCS at all times during the term of this Agreement. AMCS represents and warrants to Company that any services provided to Company pursuant to this Agreement will be performed in a professional and workmanlike manner. AMCS acknowledges that AMCS and its officers, directors, employees and consultants do not have any authority to execute contracts, agreements, documents or instruments, or negotiate on behalf of Company or otherwise to bind Company, unless expressly authorized by Company’s Chief Executive Officer. Notwithstanding any provision hereof, for all purposes of this Agreement, each party will be and act as an independent contractor and not as partner, joint venturer, or agent of the other, and will not bind nor attempt to bind the other to any contract. As an independent contractor, AMCS is solely responsible for all taxes, withholdings, and other statutory or contractual obligations of any sort except as provided herein.

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6.  Surviving Provisions from the Consulting Contract incorporated herein.

a.  As regards indemnity for actions taken by AMCS on behalf of Company, the indemnity provisions included in the Bylaws as published, Nevada Statues, or the Consulting Agreement dated September 20, 2002, whichever is broader, shall survive and are incorporated in this Agreement. In connection with any and all indemnity provisions, reasonable and prudent professional services and costs needed or expended by AMCS for the Company’s regulatory inquiries (if any), Company’s litigation or filings of or by Company shall be billed by AMCS in addition to the sums payable under Section 2 above. AMCS and its agents may select accountants and lawyers separate from those employed to represent Company whose reasonable and prudent fees shall be paid by the Company.

b.  The tax provisions for taxes included in the Consulting Agreement for 2002, 2003 and 2004, until June 30, 2004, if any, shall survive and be included in this Agreement.

c.  Paragraph 10 of the original Consulting Agreement called for the election and payment of $1,000 by AMCS for certain office furniture and office equipment owned by the Company that would then be transferred to AMCS. By signing below the Company acknowledges that AMCS has elected to and will made this payment under that contract

7.  Mutual Covenants. Where indicated, AMCS and its officers, directors, employees and consultants (collectively “AMCS’s consultants”), jointly and severally, agree to comply with each of the following covenants (the “Covenants”), the violation or breach of which will permit Company, in accordance with Section 9 of this Agreement, to utilize the remedies set forth in Section 9.

Where indicated, the Company and its officers, directors, employees and consultants (collectively “the Company’s team members”), jointly and severally, agree to comply with each of the following covenants (the “Covenants”), the violation or breach of which will permit AMCS, in accordance with Section 3 of this Agreement, to immediately terminate this Agreement and cause an acceleration of all sums due AMCS from Company to be immediately due and payable including the retention of all of the unvested restricted stock of Company issued to AMCS or its employees, agents, officers and directors.

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a.  Confidentiality and Non-Disclosure. Both Parties recognize and acknowledge that Company’s and AMCS’s trade secrets, proprietary information and know-how (including, without limitation, any information, materials, records, financial statements or books provided to either during the term of this Agreement), as they may exist from time to time (“Confidential Information”), to which either has had and will continue to have access to and knowledge of, are valuable, special and unique assets of their business. Neither Company, its employees, agents and consultants, nor AMCS or its employees, agents and consultants will, during or after the term of this Agreement, in whole or in part, disclose such Confidential Information to any party for any reason or purpose whatsoever, nor will either make use of any such Confidential Information for its or his own purposes or for the benefit of any third-party under any circumstances during or after the term of this Agreement, provided that these restrictions will not apply to such Confidential Information which is in the public domain (provided that Company or AMCS was not responsible, directly or indirectly, for the respective dissemination into the public domain). AMCS will use its best efforts to cause all persons or entities to whom any Confidential Information will be disclosed by it hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby. This restriction does not apply to disclosures required by law, legal process, or disclosures to professionals to make appropriate filings required by law, including but not limited to, tax returns and SEC reports.

b.  Public Statements. AMCS and Company, and each of their employees, agents or consultants will refrain from making any public statements or comments, whether orally, in writing, or transmitted electronically, concerning or in any way related to Company that, in the reasonable judgment of the Board of Directors of each, may, directly or indirectly, have a material adverse effect upon each business, prospects or goodwill, except that AMCS is allowed to promote the success that AMCS achieved for the Company during its tenure there.

c.  Disparaging Comments. AMCS and Company, and each of their employees, agents or consultants will refrain from making any disparaging comments, either directly or indirectly, publicly or privately, about or in any way related to the other or the other’s officers, directors, employees and affiliates, including, without limitation, Each party’s business, management, prospects or services.

d.  Communication with Certain Parties. Unless specifically authorized, AMCS and Company will refrain from communicating, either orally, in writing, or via electronic transmission, with any parties with which the other has a contractual or business relationship, including, without limitation, any employee, customer, or shareholder, with respect to matters concerning the other’s business or the other’s prospects; provided, however, that they may, subject to the other provisions of this Agreement, and notice to the other’s Chief Executive Officer, communicate with executive officers, directors, employees, customers, vendors, partners and shareholders of the other as necessary to reasonably and properly satisfy their obligations under this Agreement. Both recognize that the other may have existing relationships with vendors, shareholders, customers, or even employees and ex-employees of the other that are not related to the other and may continue to do so, so long as the relationship and activities are not intended to compete with or disparage or damage the other.

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e.  Bad Faith Acts. AMCS and Company will refrain from directly or indirectly engaging in any act or omission that is in bad faith and to the material detriment of the other or the other’s business, prospects or goodwill.

f.  Non-Competition. Neither Company nor AMCS, their officers, directors and employees or consultants, nor their respective affiliates will, directly or indirectly, either individually or in connection with another entity or any third-party, compete with the other or participate in the development of a product or the provision of services that reasonably could be deemed to be competitive with any of the other’s products, services, concepts or lines of business, for a period of six years from the Effective Date. AMCS’s payment for this provision is expressly recognized to be AMCS’s reduction in compensation under this Agreement from that in the Consulting Agreement. Company’s business, products, services or lines of business are specifically defined as the creation and production of an online business directory similar to the printed Yellow Pages, which includes direct marketing in the yellow page industry. AMCS’s business, products or lines of business are specifically defined as business and marketing consulting, direct marketing, management systems, and investment banking; provided, however, that the Company is at all times permitted to operate in and compete with AMCS in the Yellow Pages industry. The Company’s payments under 2c, 2d and 2e above, are expressly made compensation for this non-compete and are of equal value over six years, notwithstanding any prepayments in the first two years. If however, the Company pays for and obtains an outside valuation expert that opines for different valuations for the non-compete than the parties herein expressly agree to accept those valuations.

g.  Non-Solicitation

(i)  Non-Solicitation of Customers. Neither AMCS or Company, nor their respective affiliates, whether personally or as an agent, employee, consultant, or in any other capacity on behalf of any person or entity, will, for a period of six years from the Effective Date, directly or indirectly solicit, do business with, call upon, handle, deliver products or render services to any active or prospective Customer (as defined below) of the other, for the purpose of soliciting or selling such Customer the same as, similar to, or related products or services that the other provides, as defined above. For purposes of this paragraph, “Customer” shall mean the corporate customer itself, the representatives of the corporate customer, and any affiliated entity of the corporate customer.

(ii)  Non-Solicitation of Employees and Independent Contractors. For a period of six years from the Effective Date, neither AMCS, Company, nor their respective affiliates will, either alone or as an agent, employee, partner, representative, affiliate, or in any other capacity on behalf of any person or entity, directly or indirectly, go into business with or hire any Company employee or independent contractor or solicit, induce, or recruit any Company employee or independent contractor to end its relationship with Company for the purpose of having such Company employee or independent contractor engage in services that are the same as, similar to or related to the services that such Company employee or independent contractor provided for Company. This provision does not apply in the event of a change of control as defined by the Securities and Exchange Commission, a sale of all or substantially all of either’s assets, the default of payment of the sums described in its Agreement.

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h.  Reasonableness of Restrictions and Provision for Reduction. AMCS and Company expressly acknowledge and agree that the time and scope limitations contained above in subparagraphs f and g of this Section 7 are entirely reasonable and are properly and necessarily required for the adequate protection of the business and intellectual property of Company. If a court of competent jurisdiction determines that six years from the Effective Date is unreasonable or unenforceable, then the period will be five years. If a court of competent jurisdiction determines that five years from the Effective Date is unreasonable or unenforceable, then the period will be four years. If a court of competent jurisdiction determines that four years from the Effective Date is unreasonable or unenforceable, then the period will be three years. If a court of competent jurisdiction determines that three years from the Effective Date is unreasonable or unenforceable, then the period will be two years. If a court of competent jurisdiction determines that two years from the Effective Date is unreasonable or unenforceable, then the period will be one year.

i.  Further Assurances and Cooperation. AMCS and the Company will cooperate reasonably with each other and with each other’s representatives, officers, directors and agents in connection with any steps required to be taken as part of their respective obligations under this Agreement, and will (a) upon request, furnish to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as each may reasonably request for the purpose of carrying out the intent of this Agreement, including, without limitation, the re-execution of this Agreement. Each specifically agrees to cooperate with the other on all outstanding legal and administrative matters or issues either of them or any of their affiliates has been involved with during the term of the Consulting Agreement or their involvement with each other. This obligation includes spending adequate time for preparation to testify or give depositions, and cooperating with each other’s attorneys in gathering information regarding any legal matter. The reasonable assertion of Fifth Amendment Rights of any of Company’s or AMCS’s agents, employees or consultants shall not be deemed a breach of this Agreement.

8.  Representations and Warranties. AMCS and Company, acknowledging that each is relying upon the truth and accuracy of such representations and warranties, represent and warrant to each other as follows:

a.  No Knowledge of Fraud or Misrepresentation. Neither Company, AMCS, nor any of their officers or directors is aware of or has knowledge of any misrepresentation or misstatement contained in the Company’s filings made, either publicly or privately, with the Securities and Exchange Commission concerning the beneficial ownership of Company securities of any current or former officer or director of Company or any beneficial owner of the Company’s securities, nor, except as disclosed in the Company’s filings with the Securities and Exchange Commission, of any fraud, embezzlement, or malfeasance, that involves or involved Company’s management, Company consultants or Company employees while in the employment of Company or while providing services to Company that should have been disclosed. Company warrants to AMCS that to date its forensic auditor has found no evidence of fraud or noncompliance on the part of AMCS, its employees, its officers or directors.

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b.  Review of Agreement. AMCS and Company have been given the opportunity and have, in fact, read this entire Agreement, and it is in plain language, and each has had all questions regarding its meaning answered to their satisfaction.

c.  Independent Advice. Each party has been given the full opportunity to obtain the independent advice and counsel from an attorney of its own choosing and has in fact done so or has knowingly declined such advice and counsel. AMCS and Company each represent and warrant that Peter Strojnik has not represented either entity in this matter or in connection with the negotiation of this Agreement and that the reference to Mr. Strojnik in Section 13 is for convenience only.

d.  Understanding of Terms. Each party fully understands the terms, contents and effects of this Agreement.

e.  Voluntary Act. Each party enters into this Agreement knowingly and voluntarily in exchange for the promises in this Agreement and that no other representations have been made to it to induce or influence its execution of this Agreement.

9.  Termination. Upon the material breach of this Agreement, including, without limitation, the Consulting Obligation by AMCS, its agents, employees or consultants, a Covenant by either party, its agents, employees or consultants, or upon the material breach of any representation or warranty of one party to the other, and in each case after written notice by the non-breaching party and (other than a breach of a representation and warranty) a 30-day opportunity to cure (5-day opportunity to cure in the case of a breach of the Consulting Obligation by AMCS), the other may terminate this Agreement if the breach is not cured. If Company is the injured party the actual damages from the breach as determined by a court of law may be offset against the remaining unpaid Buy-Out Payments. If AMCS is the injured party then all of the Buy-Out Payments under this Agreement including default interest per Section 3 until paid are immediately due and payable. Notwithstanding the termination of this Agreement, the representations and warranties set forth in Section 8 and the Covenants set forth in Section 7 will survive and continue to be in effect.

10.  Governing Law. The interpretation, performance and enforcement of this Agreement will be governed by the internal laws of the State of Arizona without giving effect to any choice of law or rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Arizona to the rights and duties of the parties. Except for the indemnity provisions which will follow Nevada Statutes, as Company and its subsidiary are Nevada Corporations.

11.  Severability. If any provision of this Agreement or the application thereof is held to be invalid, void or unenforceable for any reason, the remaining provisions not so declared will be construed so as to comply with the law, and will nevertheless continue in full force and effect without being impaired in any manner whatsoever.

12.  Headings. The headings in this Agreement are for reference only and will not affect the interpretation of this Agreement.

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13.  Notices. All notices, demands, or other communications that are required or are permitted to be given under this Agreement must be in writing and are sufficient upon personal delivery, facsimile, or on the third business day following due deposit in the United States Mail, postage prepaid, and sent certified mail, return receipt requested, correctly addressed to the addresses of the parties as follows:

If to AMCS:	Advertising Management & Consulting Services, Inc.
4710 N. Falcon Drive, # 115
Mesa, Arizona 85215
phone: (602) 377-3456
fax: (602) 532-7813
e-mail: greg@simple.net and gregc@simple.net

With Copy to:	Peter Strojnik
3030 North Central Avenue, Suite 1401
Phoenix, Arizona 85012
Telephone: 602-297-3019
Facsimile: 602-297-3176

If to Company:	Chief Executive Officer
YP Corp.
4840 East Jasmine Street, Suite 105
Mesa, Arizona 85205-3321
Fax: (480) 860-0800

14.  Indemnification. In the event of any litigation or any other legal proceeding, including arbitration, relating to this Agreement, including without limitation, any action to interpret or enforce this Agreement, the prevailing party will be entitled to two times the reasonable attorneys’ fees and costs of suit.

15.  Intent to be Binding. This Agreement may be executed in any number of counterparts and by facsimile, and each counterpart and/or facsimile constitutes an original instrument, but all such separate counterparts and/or facsimiles constitute one and the same agreement. Neither party to this Agreement will seek to have any term, provision, covenant, or restriction of this Agreement to be held invalid. This Agreement shall inure to the benefit of and be enforceable by the successors and assigns of Company, any person or entity which purchases substantially all of the assets of Company or with whom Company merges, and any subsidiary, affiliate, corporation, or operating division of the previously described entities.

16.  Entire Agreement. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including, without limitation, the Consulting Agreement, any letter of intent, conceptual agreement, or e-mail communication) and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective authorized representatives as of the date first written above.

ADVERTISING MANAGEMENT & CONSULTING SERVICES, INC., an Arizona corporation By: /s/ Gregory Crane Gregory Crane, As its: President	YP CORP., a Nevada corporation By: /s/ Peter Bergmann Peter Bergmann As its: Chief Executive Officer

[SIGNATURE PAGE TO AMCS TERMINATION AGREEMENT]

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